Exhibit 99.1

Oaktree Strategic Income Corporation Announces Third Fiscal Quarter 2020 Financial Results and Declares Distribution of $0.125 Per Share

LOS ANGELES, CA, August 10, 2020 - Oaktree Strategic Income Corporation (NASDAQ: OCSI) (“Oaktree Strategic Income” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter ended June 30, 2020.

Financial Highlights for the Quarter Ended June 30, 2020

•

Net asset value (“NAV”) per share was $8.47 as of June 30, 2020, up more than 18% from $7.17 as of March 31, 2020. The increase in NAV was primarily attributable to unrealized gains resulting from price increases on liquid debt investments following the improvement in broader credit market conditions.

•

Total investment income was $8.6 million ($0.29 per share) for the third fiscal quarter of 2020, down from $10.3 million ($0.35 per share) for the second fiscal quarter of 2020, primarily reflecting lower interest income due to lower LIBOR, a smaller overall portfolio size and lower original issue discount (“OID”) acceleration income, as well as lower fee income.

•

Net investment income was $3.2 million ($0.11 per share) for the third fiscal quarter of 2020, as compared with $4.6 million ($0.15 per share) for the second fiscal quarter of 2020, primarily driven by lower investment income, partially offset by lower interest expense resulting from lower LIBOR.

•

Originated $41.6 million of new investment commitments and received $90.7 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended June 30, 2020. Of these new investment commitments, 100.0% were first lien loans. The weighted average yield on new investments was 9.5%.

•	Total debt outstanding was $312.2 million as of June 30, 2020. The total debt to equity ratio was 1.25x, and the net debt to equity ratio was 1.13x, after adjusting for cash and cash equivalents.

•

Liquidity as of June 30, 2020 was composed of $30.1 million of unrestricted cash and cash equivalents and $92.8 million of undrawn capacity on its credit facilities (subject to borrowing base and other limitations). Unfunded investment commitments were $31.6 million, or $17.6 million when excluding unfunded commitments to the OCSI Glick JV, with approximately $9.1 million that can be drawn immediately. The remaining $8.5 million is subject to certain milestones that must be met by one of the Company’s portfolio companies.

•	A quarterly cash distribution was declared of $0.125 per share, payable on September 30, 2020 to stockholders of record on September 15, 2020.

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said, “OCSI’s quarter was highlighted by a strong rebound in NAV and a solid level of originations. Following an improvement in credit market conditions, NAV increased by more than 18 percent, and the overall credit quality of the mostly first lien investment portfolio remains sound amid the uncertain economic environment. While we modestly reduced the overall size of the portfolio during the quarter, OCSI was able to leverage Oaktree’s opportunistic credit platform to originate $42 million of new investment commitments at attractive yields. Importantly, we remain well-positioned with a solid balance sheet and ample liquidity to meet our funding needs during this period of uncertainty.”

Distribution Declaration

The Board of Directors declared a quarterly distribution of $0.125 per share, payable on September 30, 2020 to stockholders of record on September 15, 2020.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended
	June 30, 2020 (unaudited)	March 31, 2020 (unaudited)	June 30, 2019 (unaudited)
Operating results:
Interest income	$7,783,459	$9,665,605	$13,521,604
PIK interest income	744,122	296,894	2,838
Fee income	108,580	380,114	284,081

Total investment income	8,636,161	10,342,613	13,808,523
Net expenses	5,467,652	5,780,838	7,890,136

Net investment income	3,168,509	4,561,775	5,918,387
Net realized and unrealized gains (losses)	38,990,006	(74,777,439)	(2,435,487)

Net increase (decrease) in net assets resulting from operations	$42,158,515	$(70,215,664)	$3,482,900

Net investment income per common share	$0.11	$0.15	$0.20
Net realized and unrealized gains (losses) per common share	$1.32	$(2.53)	$(0.08)
Earnings (loss) per common share — basic and diluted	$1.43	$(2.38)	$0.12

	As of
	June 30, 2020 (unaudited)		March 31, 2020 (unaudited)		September 30, 2019
Select balance sheet and other data:
Cash and cash equivalents	$30,102,649		$21,931,375		$5,646,899
Investment portfolio at fair value	506,452,244		524,379,311		597,104,447
Total debt outstanding	312,156,800		327,156,800		294,656,800
Net assets	249,709,066		211,233,898		284,450,006
Net asset value per share	8.47		7.17		9.65
Total debt to equity ratio	1.25	x	1.55	x	1.04	x
Net debt to equity ratio	1.13	x	1.44	x	1.02	x

Total investment income for the quarter ended June 30, 2020 was $8.6 million and included $7.8 million of interest income from portfolio investments, $0.7 million of payment-in-kind (“PIK”) interest income and $0.1 million of fee income. Total investment income was $1.7 million lower as compared to the quarter ended March 31, 2020, primarily reflecting lower interest income due to lower LIBOR, a smaller overall portfolio size and lower OID acceleration income, as well as lower fee income.

Net expenses for the quarter totaled $5.5 million, down $0.3 million from the quarter ended March 31, 2020. This was primarily attributable to a $0.5 million decrease in interest expense due to lower LIBOR, offset by a $0.3 million increase in Part I incentive fees.

Net investment income was $3.2 million ($0.11 per share) for the third fiscal quarter of 2020, as compared with $4.6 million ($0.15 per share) for the second fiscal quarter of 2020.

Net realized and unrealized gains on the investment portfolio for the quarter were $39.0 million and were primarily attributable to an increase in the prices of certain liquid debt investments and tighter credit spreads resulting from the improvement in broader credit market conditions during the quarter.

Portfolio and Investment Activity

	As of
($ in thousands)	June 30, 2020 (unaudited)	March 31, 2020 (unaudited)	June 30, 2019 (unaudited)
Investments at fair value	$506,452	$524,379	$588,582
Number of portfolio companies	76	88	82
Average portfolio company debt size	$6,700	$6,000	$7,300

Asset class:
Senior secured debt	90.9%	92.8%	90.5%
OCSI Glick JV	9.1%	7.2%	9.5%

Non-accrual debt investments:
Non-accrual investments at fair value	$47,874	$37,834	$—
Non-accrual investments as a percentage of debt investments	9.5%	7.2%	—%
Number of investments on non-accrual	2	1	1

Interest rate type:
Percentage floating-rate	98.7%	100.0%	100.0%
Percentage fixed-rate	1.3%	—%	—%

Yields:
Weighted average yield on debt investments[1]	5.9%	6.0%	7.8%
Weighted average yield on debt investments (excluding the OCSI Glick JV)[2]	6.5%	6.5%	7.6%
Cash component of weighted average yield on debt investments	5.1%	5.5%	7.6%
Weighted average yield on total portfolio investments[3]	5.9%	6.0%	7.8%

Investment activity:
New investment commitments	$41,600	$93,900	$38,800
New funded investment activity[4]	$34,900	$101,300	$41,300
Proceeds from prepayments, exits, other paydowns and sales	$90,700	$83,800	$43,000
Net new investments[5]	$(55,800)	$17,500	$(1,700)
Number of new investment commitments in new portfolio companies	7	18	5
Number of new investment commitments in existing portfolio companies	2	9	4
Number of portfolio company exits	19	14	4

[1]

Annual stated yield earned plus net annual amortization of original issue discount or premium earned on accruing investments, including the Company’s share of the return on debt investments in the OCSI Glick JV.

[2]

Annual stated yield earned plus net annual amortization of original issue discount or premium earned on accruing investments, excluding the Company’s share of the return on debt investments in the OCSI Glick JV.

[3]

Annual stated yield earned plus net annual amortization of original issue discount or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in the OCSI Glick JV.

[4]	New funded investment activity includes drawdowns on existing revolver commitments.
[5]	Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of June 30, 2020, the fair value of the Company’s investment portfolio was $506.5 million and was composed of investments in 76 companies, including the OCSI Glick JV.

As of June 30, 2020, 90.9% of the Company’s portfolio at fair value consisted of senior secured debt investments, including 88.4% of first liens and 2.5% of second liens, and 9.1% was related to a subordinated note investment in the OCSI Glick JV.

As of June 30, 2020, non-accruals represented 12.4% of the debt portfolio at cost and 9.5% at fair value. For the quarter ended June 30, 2020, the Company placed one new investment on non-accrual status, which represented 0.5% and 0.4% of the debt portfolio at cost and fair value, respectively.

The Company’s investments in the OCSI Glick JV totaled $46.0 million at fair value as of June 30, 2020, up 21% from $37.8 million as of March 31, 2020. The sequential increase in the value of the Company’s investments in the OCSI Glick JV was primarily driven by unrealized appreciation in the underlying investment portfolio resulting from the broader market recovery during the quarter and the OCSI Glick JV’s use of leverage. The Company’s investment in the OCSI Glick JV remained on non-accrual status as of June 30, 2020. While the Company did not recognize income from the OCSI Glick JV during the quarter, the underlying OCSI Glick JV portfolio generated net investment income of $1.1 million. Following quarter-end, the OCSI Glick JV used these proceeds to make a $1.1 million repayment of outstanding principal on the subordinated notes, of which $1.0 million was paid to the Company.

As of June 30, 2020, the OCSI Glick JV had $143.3 million in assets, including senior secured loans to 41 portfolio companies. As of June 30, 2020, two investments held by the OCSI Glick JV were on non-accrual status, which represented 4.4% of the OCSI Glick JV portfolio at cost and 1.6% at fair value, respectively. As of June 30, 2020, OCSI Glick JV had $11.3 million of undrawn capacity (subject to borrowing base and other limitations) on its senior revolving credit facility.

Liquidity and Capital Resources

As of June 30, 2020, the Company had total principal value of debt outstanding of $312.2 million under its credit facilities. The Company was in compliance with all financial covenants under its credit facilities as of June 30, 2020.

As of June 30, 2020, the Company had $30.1 million of unrestricted cash and cash equivalents and $92.8 million of undrawn capacity on its credit facilities (subject to borrowing base and other limitations). Unfunded investment commitments were $31.6 million, or $17.6 million when excluding unfunded investment commitments to the OCSI Glick JV, with approximately $9.1 million that can be drawn immediately. The remaining $8.5 million is subject to certain milestones that must be met by one of the Company’s portfolio companies. The Company has analyzed cash and cash equivalents, availability under its credit facilities, the ability to rotate out of certain assets and amounts of unfunded commitments that could be drawn and believe its liquidity and capital resources are sufficient to take advantage of market opportunities in the current economic climate.

As of June 30, 2020, the weighted average interest rate on debt outstanding was 3.0%, down from 3.8% as of March 31, 2020, primarily reflecting the decline in LIBOR during the quarter.

The Company’s total debt to equity ratio was 1.25x and 1.55x as of June 30, 2020 and March 31, 2020, respectively. The Company’s net debt to equity ratio was 1.13x and 1.44x as of June 30, 2020 and March 31, 2020, respectively.

Conference Call Information

Oaktree Strategic Income will host a conference call to discuss its first fiscal quarter results at 12:30 p.m. Eastern Time / 9:30 a.m. Pacific Time on August 10, 2020. The conference call may be accessed by dialing (877) 507-4376 (U.S. callers) or +1 (412) 317-5239 (non-U.S. callers), participant password “Oaktree Strategic Income.” Alternatively, a live webcast of the conference call can be accessed on Oaktree Strategic Income’s website, www.oaktreestrategicincome.com. During the earnings conference call, the Company intends to refer to an investor presentation that will be available on the Investors section of its website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Strategic Income’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 10145870, beginning approximately one hour after the broadcast.

About Oaktree Strategic Income Corporation

Oaktree Strategic Income Corporation (NASDAQ:OCSI) is a specialty finance company dedicated to providing customized capital solutions for middle-market companies in both the syndicated and private placement markets. The Company’s investment objective is to generate a stable source of current income while minimizing the risk of principal loss and, to a lesser extent, capital appreciation by providing innovative first-lien financing solutions to companies across a wide variety of industries. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit Oaktree Strategic Income’s website at www.oaktreestrategicincome.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements may include statements as to: our future operating results and distribution projections; our business prospects and the prospects of our portfolio companies; and the impact of the investments that we expect to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in our annual report on Form 10-K and our quarterly reports on Form 10-Q. Other factors that could cause actual results to differ materially include: changes in the economy, financial markets and political environment; risks associated with possible disruption in our operations or the economy generally due to terrorism, natural disasters or the COVID-19 pandemic; future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities) and conditions in our operating areas, particularly with respect to business development companies or regulated investment companies; general considerations associated with the COVID-19 pandemic; and other considerations that may be disclosed from time to time in our publicly disseminated documents and filings.

We have based the forward-looking statements included in this presentation on information available to us on the date of this presentation, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Strategic Income Corporation

Michael Mosticchio

(212) 284-1900

ocsi-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com

Oaktree Strategic Income Corporation

Consolidated Statements of Assets and Liabilities

	June 30, 2020 (unaudited)	March 31, 2020 (unaudited)	September 30, 2019
ASSETS
Investments at fair value:
Control investments (cost June 30, 2020: $73,157,302; cost March 31, 2020: $73,157,303; cost September 30, 2019: $73,189,664)	$45,959,183	$37,833,930	$54,326,418
Non-control/Non-affiliate investments (cost June 30, 2020: $486,882,953; cost March 31, 2020: $546,774,334; cost September 30, 2019: $553,679,070)	460,493,061	486,545,381	542,778,029

Total investments at fair value (cost June 30, 2020: $560,040,255; cost March 31, 2020: $619,931,637; cost September 30, 2019: $626,868,734)	506,452,244	524,379,311	597,104,447
Cash and cash equivalents	30,102,649	21,931,375	5,646,899
Restricted cash	7,792,996	9,321,466	8,404,733
Interest, dividends and fees receivable	1,940,633	1,489,472	3,813,730
Due from portfolio companies	556,404	539,587	350,597
Receivables from unsettled transactions	29,207,404	28,775,575	5,091,671
Deferred financing costs	2,010,442	2,308,557	2,139,299
Deferred offering costs	101,846	—	—
Derivative asset at fair value	281,117	316,967	20,876
Other assets	879,067	731,202	761,462

Total assets	$579,324,802	$589,793,512	$623,333,714

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$1,312,049	$1,569,469	$901,410
Base management fee and incentive fee payable	1,641,920	1,442,121	1,368,431
Due to affiliate	1,136,158	1,041,237	1,457,007
Interest payable	1,983,791	2,532,742	2,750,587
Payables from unsettled transactions	11,385,018	44,817,245	37,724,473
Director fees payable	—	—	25,000
Credit facilities payable	312,156,800	327,156,800	294,656,800

Total liabilities	329,615,736	378,559,614	338,883,708
Commitments and contingencies
Net assets:
Common stock, $0.01 par value per share, 150,000,000 shares authorized; 29,466,768 shares issued and outstanding as of June 30, 2020, March 31, 2020 and September 30, 2019	294,668	294,668	294,668
Additional paid-in-capital	369,199,332	369,199,332	369,199,332
Accumulated overdistributed earnings	(119,784,934)	(158,260,102)	(85,043,994)

Total net assets (equivalent to $8.47, $7.17 and $9.65 per common share as of June 30, 2020, March 31, 2020 and September 30, 2019, respectively)	249,709,066	211,233,898	284,450,006

Total liabilities and net assets	$579,324,802	$589,793,512	$623,333,714

Oaktree Strategic Income Corporation

Consolidated Statements of Operations

(unaudited)

	Three months ended June 30, 2020	Three months ended March 31, 2020	Three months ended June 30, 2019	Nine months ended June 30, 2020	Nine months ended June 30, 2019
Interest income:
Control investments	$—	$—	$1,486,149	$1,436,726	$4,444,357
Non-control/Non-affiliate investments	7,780,962	9,638,008	11,984,332	27,163,419	32,404,578
Interest on cash and cash equivalents	2,497	27,597	51,123	60,804	170,250

Total interest income	7,783,459	9,665,605	13,521,604	28,660,949	37,019,185

PIK interest income:
Non-control/Non-affiliate investments	744,122	296,894	2,838	1,044,579	16,587

Total PIK interest income	744,122	296,894	2,838	1,044,579	16,587

Fee income:
Non-control/Non-affiliate investments	108,580	380,114	284,081	876,359	513,522

Total fee income	108,580	380,114	284,081	876,359	513,522

Total investment income	8,636,161	10,342,613	13,808,523	30,581,887	37,549,294

Expenses:
Base management fee	1,374,962	1,442,121	1,497,711	4,322,609	4,363,871
Part I incentive fee	266,935	271,520	1,294,691	1,530,593	3,245,213
Professional fees	243,949	263,188	397,365	880,323	1,231,578
Directors fees	105,000	105,000	105,000	315,000	315,278
Interest expense	2,995,323	3,477,099	3,860,478	9,899,313	10,854,962
Administrator expense	217,964	229,039	224,328	696,917	890,228
General and administrative expenses	263,519	264,391	325,656	801,389	941,220

Total expenses	5,467,652	6,052,358	7,705,229	18,446,144	21,842,350
Reversal of fees waived / (fees waived)	—	(271,520)	184,907	(322,121)	(291,740)

Net expenses	5,467,652	5,780,838	7,890,136	18,124,023	21,550,610

Net investment income	3,168,509	4,561,775	5,918,387	12,457,864	15,998,684

Unrealized appreciation (depreciation):
Control investments	8,125,254	(16,325,059)	(355,315)	(8,334,873)	(2,585,573)
Non-control/Non-affiliate investments	33,839,061	(51,578,952)	(2,132,068)	(15,488,851)	(10,912,918)
Foreign currency forward contract	(35,850)	485,679	(106,334)	260,241	(58,439)

Net unrealized appreciation (depreciation)	41,928,465	(67,418,332)	(2,593,717)	(23,563,483)	(13,556,930)

Realized gains (losses):
Non-control/Non-affiliate investments	(2,938,459)	(7,334,148)	(125,517)	(10,549,832)	1,244,015
Foreign currency forward contract	—	(24,959)	283,747	(267,444)	291,867

Net realized gains (losses)	(2,938,459)	(7,359,107)	158,230	(10,817,276)	1,535,882

Net realized and unrealized gains (losses)	38,990,006	(74,777,439)	(2,435,487)	(34,380,759)	(12,021,048)

Net increase (decrease) in net assets resulting from operations	$42,158,515	$(70,215,664)	$3,482,900	$(21,922,895)	$3,977,636

Net investment income per common share — basic and diluted	$0.11	$0.15	$0.20	$0.42	$0.54
Earnings (loss) per common share — basic and diluted	$1.43	$(2.38)	$0.12	$(0.74)	$0.13
Weighted average common shares outstanding — basic and diluted	29,466,768	29,466,768	29,466,768	29,466,768	29,466,768